PRICING SUPPLEMENT Filed Pursuant to Rule 424(b)(2) Registration Statement No. 333-133007 Dated September 11, 2007

Return Optimization Securities
Linked to an Equity Basket
Offering Potential Enhanced Returns in a Moderate-Return Environment
HSBC USA Inc. $10,200,000 Securities linked to a Global Share Basket due January 13, 2009
Investment Description

These Return Optimization Securities Linked to an Equity Basket, which we refer to as the “securities”, provide enhanced exposure to potential appreciation in a weighted basket of equity stocks as well as protection at maturity of 5% of your principal amount. The securities are designed to enhance returns in a moderate-return environment - meaning an environment in which stocks generally experience no more than moderate appreciation. If the basket return is positive, at the maturity of the securities you will receive your principal amount plus a return equaling 200% of the basket return, up to the maximum gain, providing you with an opportunity to outperform the basket. If the basket return is less than or equal to 0% and equal to or greater than -5%, at maturity of the securities you will receive your principal amount. If the basket return is less than -5%, at maturity of the securities you will receive your principal amount reduced by a percentage equal to the absolute value of the excess of the basket return over the protection percentage. Investing in the securities is subject to significant risks, including potential loss of principal and a capped appreciation at maturity. The partial principal protection feature only applies at maturity.

Features

❑	Growth Potential: Investors receive enhanced upside participation in the performance of a weighted basket of equity stocks.
❑	5% Protection of Principal: At maturity, investors will receive a cash payment equal to at least 5% of their invested principal.
❑	Diversification: Investors can diversify their existing portfolios because the securities are linked to a weighted basket of financial services and banking-based equity stocks.

Key Dates[1]

Trade Date	September 10, 2007
Settlement Date	September 13, 2007
Final Valuation Date	January 8, 2009
Maturity Date	January 13, 2009

1 Expected. The final valuation date and maturity date are subject to adjustment as described herein.

Security Offerings

We are offering Return Optimization Securities Linked to an Equity Basket. The securities are linked to a weighted basket of equity stocks (weighted as described herein) consisting of Bank of America Corp (BAC), Bank of New York Mellon Corp (BK), BB&T Corp. (BBT), Suntrust Banks Inc. (STI), TCF Financial Corp. (TCB), Zions Bancorp. (ZION), Kookmin Bank - ADS (KB), Marshall & Illsley Corp. (MI), PNC Financial Services Group (PNC), Regions Financial Corp. (RF), Fifth Third Bancorp (FITB), Banco Bradesco - ADS (BBD), and Mitsubishi UFJ Financial Group Inc. - ADS (MTU), each of which we refer to as a “basket stock”, and which together comprise the “basket”. The return of the securities are subject to, and will not exceed, a predetermined maximum gain and, accordingly, any return at maturity will not exceed the maximum gain. The securities are offered at a minimum investment of $1,000.

See “Additional Information about HSBC USA Inc. and the Securities” on page 2. The securities offered will have the terms specified in the accompanying base prospectus dated April 5, 2006, the accompanying prospectus supplement dated July 3, 2006, and the terms set forth herein. See “Key Risks” on page 5 and the more detailed “Risk Factors” beginning on page S-3 of the accompanying prospectus supplement for risks related to the securities and the basket. The securities do not guarantee any return of principal in excess of $0.50 per $10.00 invested. A basket return of less than -5% at maturity will result in a loss of principal.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or passed upon the accuracy or the adequacy of this document, the accompanying base prospectus, prospectus supplement and any other related prospectus supplements. Any representation to the contrary is a criminal offense. The securities are not deposit liabilities or other obligations of a bank and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency of the United States or any other jurisdiction.

The securities will not be listed on any U.S. securities exchange or quotation system. See “Supplemental Plan of Distribution” on page 13 for distribution arrangement.

	Price to Public	Underwriting Discount	Proceeds to Us
Per Security	100%	1.00%	99.00%
Total	$10,200,000.00	$102,000.00	$10,098,000.00

CALCULATION OF REGISTRATION FEE
Title of Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee (1)
Return Optimization Securities Linked to an Equity Basket Due January 13, 2009	$10,200,000.00	$313.14
(1) Calculated in accordance with Rule 457(r) of the Securities Act of 1933, as amended.

UBS Financial Services Inc.	HSBC USA Inc.

Additional Information about HSBC USA Inc. and the Securities

This pricing supplement relates to one security offering linked to the performance of a weighted basket of thirteen equity stocks identified on the cover page. The purchaser of a security will acquire an investment instrument linked to a weighted basket of thirteen equity stocks. The equity stocks described in this pricing supplement are reference assets as defined in the prospectus supplement, and these securities being offered are notes for purposes of the prospectus supplement.. We reserve the right to withdraw, cancel or modify any offering and to reject orders in whole or in part. Although the security offering relates to the reference assets identified on the cover page, you should not construe that fact as a recommendation of the merits of acquiring an investment linked to the reference assets, or as to the suitability of an investment in the securities.

You should read this document together with the prospectus dated April 5, 2006 and the prospectus supplement dated July 3, 2006. You should carefully consider, among other things, the matters set forth in “Key Risks” beginning on page 5 of this pricing supplement and in “Risk Factors” beginning on page S-3 of the prospectus supplement, as the securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the securities.

HSBC USA Inc. has filed a registration statement (including a prospectus and prospectus supplement) with the U.S. Securities and Exchange Commission, or the SEC, for the offering to which this pricing supplement relates. Before you invest, you should read the prospectus and prospectus supplement in that registration statement and other documents HSBC USA Inc. has filed with the SEC for more complete information about HSBC USA Inc. and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, HSBC USA Inc. or any dealer participating in this offering will arrange to send you the prospectus and prospectus supplement if you request them by calling toll-free 1 888 800 4722.

You may access these documents on the SEC web site at www.sec.gov as follows:

♦	Prospectus supplement dated July 3, 2006:

www.sec.gov/Archives/edgar/data/83246/000110465906045146/a06-14758_3424b2.htm

♦	Prospectus dated April 5, 2006:

www.sec.gov/Archives/edgar/data/83246/000110465906022455/a05-22289_1s3asr.htm

As used herein, references to “HSBC”, “we,” “us” and “our” are to HSBC USA Inc. References to the “prospectus supplement” mean the prospectus supplement dated July 3, 2006 and references to “accompanying prospectus” mean the HSBC USA Inc. prospectus, dated April 5, 2006.

Investor Suitability

The securities may be suitable for you if:
♦
You seek exposure to stocks in the basket, and you believe the basket will appreciate moderately over the term of the securities - meaning that you believe the basket will appreciate over the term of the securities and that such appreciation, as magnified by the leverage factor, is unlikely to exceed the maximum gain indicated herein at maturity.

♦	You seek an investment where your principal will be protected for the first 5% decrease in the value of the basket return if the securities are held to maturity.
♦	You are willing to hold the securities to maturity.
♦	You do not seek current income from this investment.
♦	You are willing to invest in the securities based on the fact that your return is capped by the maximum gain.

The securities may not be suitable for you if:
♦	You do not believe the basket will moderately appreciate over the term of the securities.
♦	You do not seek an investment with exposure to equity stocks.
♦	You are unable or unwilling to hold the securities to maturity.
♦	You seek an investment whose return is not subject to a cap that is equivalent to the maximum gain.
♦	You seek an investment that is 100% principal protected.
♦	You prefer the lower risk, and therefore accept the potentially lower returns, of fixed income investments with comparable maturities and credit ratings.
♦	You seek current income from this investment.
♦	You seek an investment for which there will be an active secondary market.
♦	You seek an investment whose return is linked to a broad portfolio of equity stocks representing companies in a variety of business sectors.

The suitability considerations identified above are not exhaustive. Whether or not the securities are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the securities in light of your particular circumstances.

Indicative Terms

Issuer	HSBC USA Inc. (Aa3/AA-)[1]
Issue Price	$10 per security
Term	16 months
Basket
The securities are linked to a weighted basket consisting of BANK OF AMERICA CORPORATION (BAC), THE BANK OF NEW YORK MELLON CORPORATION (BK), BB&T CORPORATION (BBT), SunTrust Banks, Inc. (STI), TCF Financial Corporation (TCB), ZIONS BANCORPORATION , Kookmin Bank - ADS, (KB), MARSHALL & ILSLEY CORPORATION (MI),
PNC Financial Services Group, Inc. (PNC), REGIONS FINANCIAL CORPORATION. (RF), FIFTH THIRD BANCORP (FITB), Banco Bradesco S.A.- ADS, (BBD) and Mitsubishi UFJ Financial Group Inc. - ADS (MTU), each of which we refer to as a “basket stock”, or collectively, as the “basket stocks.”

Basket Weightings
With respect to:
BANK OF AMERICA CORPORATION, 7.70%;
THE BANK OF NEW YORK MELLON CORPORATION, 7.70%;
BB&T CORPORATION, 7.70%;
SunTrust Banks, Inc., 7.69%;
TCF Financial Corporation, 7.69%;
ZIONS BANCORPORATION, 7.69%;
Kookmin Bank - ADS, 7.69%;
MARSHALL & ILSLEY CORPORATION, 7.69%;
PNC Financial Services Group, Inc., 7.69%;
REGIONS FINANCIAL CORPORATION., 7.69%;
FIFTH THIRD BANCORP, 7.69%;
Banco Bradesco S.A.- ADS, 7.69%; and
Mitsubishi UFJ Financial Group Inc. - ADS, 7.69%.

Protection Percentage	5%
Leverage Factor	200%
Maximum Gain	26.50%
Payment at Maturity (per $10)
If the basket return is positive,
you will receive:
$10 + ($10 x (leverage factor x basket return)),
subject to the maximum gain.
If the basket return is between 0% and
-5%, inclusive, for each security, you will receive the principal amount of your securities at maturity.
If the basket return is less than -5% for each security, you will receive:
$10 + [$10 x (basket return
+ the protection percentage)]
If the basket return is less than
-5%, you could lose up to $9.50 per $10.00 invested.

Basket Return	basket ending level - basket starting level
basket starting level
Basket Starting Level	Set equal to 100 on the trade date.

Determining Payment at Maturity

On the final valuation date, the percentage change from the basket starting level to the basket ending level

You will receive your principal plus an amount that provides you a return equal to basket return multiplied by the leverage factor, up to the maximum gain, calculated as follows:
$10 + ($10 x leverage factor x basket return), subject to the maximum gain

You will receive the principal amount of your securities at maturity.

If the basket return is lower than -5%, you will lose 1% of the principal amount of your securities for every 1% that the basket return is below -5%. Accordingly, for each $10.00 invested, your payment at maturity will be calculated as follows:

$10 + [$10 x (basket return +
the protection percentage)]

As such, you could lose up to 95% of the principal amount of your securities depending on how much the basket declines.
______________________
1 HSBC USA Inc. is rated Aa3 by Moody’s and AA- by Standard & Poor’s. A credit rating reflects the creditworthiness of HSBC USA Inc. and is not a recommendation to buy, sell or hold securities, and it may be subject to revision or withdrawal at any time by the assigning rating organization. The securities themselves have not been independently rated. Each rating should be evaluated independently of any other rating. However, because the return on the securities is dependent upon factors in addition to our ability to pay our obligations under the securities, such as the final closing price of each basket stock, an improvement in our credit ratings, financial condition or results of operations is not expected to have a positive effect on the trading value of the securities.

Basket Ending Level
The basket closing level on the final valuation date.
On the final valuation date, the basket closing level will be calculated as follows:
100 x [1 + (BAC return x 7.70%) + (BK return x 7.70%) + (BBT return x 7.70%) + (STI return x 7.69%) + (TCB return x 7.69%) + (ZION return x 7.69%) + (KB return x 7.69%) + (MI return x 7.69%) + (PNC return x 7.69%) + (RF return x 7.69%) + (FITB return x 7.69%) + (BBD return x 7.69%) + (MTU return x 7.69%)], where the return for each basket stock is the stock performance of the respective basket stock.

Stock Performance
With respect to each basket stock, the percentage change from the respective starting closing price to the respective final closing price, calculated as follows:
Final Closing Price - Starting Closing Price
Starting Closing Price

Starting Closing Price
With respect to:
BANK OF AMERICA CORPORATION, 48.96;
THE BANK OF NEW YORK MELLON CORPORATION, 39.52;
BB&T CORPORATION, 39.18;
SunTrust Banks, Inc., 75.68;
TCF Financial Corporation, 24.10;
ZIONS BANCORPORATION, 68.64;
Kookmin Bank - ADS, 78.29;
MARSHALL & ILSLEY CORPORATION, 42.79;
PNC Financial Services Group, Inc., 68.06;
REGIONS FINANCIAL CORPORATION., 30.26;
FIFTH THIRD BANCORP, 35.06;
Banco Bradesco S.A.- ADS, 23.56; and
Mitsubishi UFJ Financial Group Inc. - ADS, 9.01.

Final Closing Price	With respect to a basket stock, the closing price for such basket stock on the final valuation date, as determined by the calculation agent.
CUSIP / ISIN	40428H 110 / US40428H1106

What are the tax consequences of the securities?

You should carefully consider, among other things, the matters set forth in “Certain U.S. Federal Income Tax Considerations” in the prospectus supplement. In the opinion of Cadwalader, Wickersham & Taft LLP, special U.S. tax counsel to us, the following discussion summarizes certain of the material U.S. federal income tax consequences of the purchase, beneficial ownership, and disposition of each of the securities. This summary supplements the section “Certain U.S. Federal Income Tax Considerations” in the prospectus supplement and supersedes it to the extent inconsistent therewith.

There are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of financial instruments with terms that are substantially the same as those of the securities. Under one approach, the securities should be treated as pre-paid forward or other executory contracts with respect to the basket stocks. We intend to treat the securities consistent with this approach and pursuant to the terms of the securities, you agree to treat the securities under this approach for all U.S. federal income tax purposes. See “Certain U.S. Federal Income Tax Considerations — Certain Equity-Linked Notes — Certain Notes Treated as Forward Contracts” in the prospectus supplement for certain U.S. federal income tax considerations applicable to securities that are treated as pre-paid cash-settled forward or other executory contracts.

Publicly available offering documents for certain of the basket stocks indicate that while the issuer of the basket stock does not expect that it is, or will be, treated as a "passive foreign investment company" (a "PFIC") for U.S. federal income tax purposes, this treatment is uncertain, and it is possible that the issuer is, or will be, treated as a PFIC for U.S. federal income tax purposes. If one or more of the issuers of a basket stock are treated as a PFIC for U.S. federal income tax purposes, it is possible that the security will be subject to the "constructive ownership" rules of section 1260 of the Code. If section 1260 applies to the securities, the portion of any long-term capital gain that is recognized on the sale, exchange, maturity, or other taxable disposition of the securities and is attributable to a basket stock that is stock of a PFIC may be treated as ordinary income and subject to an interest charge. Prospective investors in the securities should consult their tax advisors as to the possibility that one or more of the issuers of the basket stocks is treated as a PFIC for U.S. federal income tax purposes, and section 1260 applies to their security.

Because there are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of financial instruments with terms that are substantially the same as those of the securities, other characterizations and treatments are possible and the timing and character of income in respect of the securities might differ from the treatment described above. For example, the securities could be treated as debt instruments that are “contingent payment debt instruments” for federal income tax purposes. See “Certain U.S. Federal Income Tax Considerations — Certain Equity-Linked Notes — Certain Notes Treated as Forward Contracts” in prospectus supplement.

PROSPECTIVE PURCHASERS OF SECURITIES SHOULD CONSULT THEIR TAX ADVISORS AS TO THE FEDERAL, STATE, LOCAL, AND OTHER TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF SECURITIES.

Scenario Analysis and Examples at Maturity

The following scenario analysis and examples assume a leverage factor of 200%, a maximum gain of 26.50% and a range of basket returns from +50% to -50%.

Example 1— The level of the basket increases from a basket starting level of 100 to a basket ending level of 110. The basket return is therefore positive and calculated as follows:

(110-100)/100= 10%

Because the basket return is equal to 10%, the payment at maturity is equal to $12.00 per $10.00 principal amount of securities calculated as follows:

$10 + ($10 x 10% x 200%) = $12.00

Example 2— The level of the basket increases from a basket starting level of 100 to a basket ending level of 120. The basket return is therefore positive and calculated as follows:

(120-100)/100= 20%

Because the basket return is equal to 20% and the leverage factor is 200%, the return on the security would be equal to 40%, but it is subject to the maximum gain of 26.50%. Therefore, the payment at maturity is equal to $12.65 per $10.00 principal amount of securities calculated as follows:

$10 + ($10 x 26.50%) = $12.65

Example 3— The level of the basket decreases from a basket starting level of 100 to a basket ending level of 96. The basket return is therefore negative and calculated as follows:

(96-100)/100= -4%

Because the basket return is equal to -4%, which is between 0% to -5%, the payment at maturity is equal to $10.00 per $10.00 principal amount of securities.

Example 4— The level of the basket decreases from a basket starting level of 100 to a basket ending level of 70. The basket return is therefore negative and calculated as follows:

(70-100)/100= -30%

Because the basket return is equal to -30%, which is less than -5%, the investor will lose 1% of principal for each 1% that the basket return is below -5% and the payment at maturity is equal to $7.50 per $10.00 principal amount of securities calculated as follows:

$10 + [$10 x (-30% + 5%)] = $7.50

Key Risks

An investment in the securities involves significant risks. Some of the risks that apply to the securities are summarized here, but we urge you to read the more detailed explanation of risks relating to the securities generally in the “Risk Factors” section of the accompanying prospectus supplement. We also urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the securities.

♦
Partial Principal Protection Only Applies if You Hold the Securities to Maturity: You should be willing to hold your securities to maturity. The securities are not designed to be short-term trading instruments. The price at which you will be able to sell your securities to us, our affiliates or any party in the secondary market prior to maturity, if at all, may be at a substantial discount from the principal amount of the securities, even in cases where the basket has appreciated since the trade date.

♦
The Securities are Not Fully Principal Protected and You May Lose Up to 95% of Your Initial Investment: The securities are not fully principal protected. The securities differ from ordinary debt securities in that we will not pay you 100% of your principal amount if the basket return is below -5%. In that event, you will lose 1% of the original principal amount for each percentage point that the basket return is below -5%. Accordingly, you may lose up to 95% of your principal amount.

♦
Maximum Gain: You will not participate in any appreciation of the basket return (as magnified by the leverage factor) beyond the maximum gain. YOU WILL NOT RECEIVE A RETURN ON THE SECURITIES GREATER THAN THE MAXIMUM GAIN.

♦
Changes in the Prices of the Basket Stocks May Offset Each Other: The securities are linked to a weighted basket composed of the basket stocks. At a time when the price of one or more of the other basket stocks increases, the final closing prices of one or more of the other basket stocks may not increase as much or may even decline. Therefore, in calculating the basket ending level, increases in the prices of one or more of the basket stocks may be moderated, or offset, by lesser increases or declines in the prices of one or more of the other basket stocks. This affect is further amplified by the differing weights of the basket stocks. Heavier weighted basket stocks will have a larger impact on the basket return than basket stocks with lesser weightings.

♦
Lack of Liquidity: The securities will not be listed on any securities exchange or quotation system. We intend to offer to purchase the securities in the secondary market but are not required to do so. Because other dealers are not likely to make a secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which we are willing to buy the securities.

♦
Potential Conflict of Interest - HSBC and its affiliates may engage in business with the issuers of the basket stocks (the “basket stock issuers”), which may present a conflict between the obligations of HSBC and you, as a holder of the securities. The calculation agent, which is the issuer of the securities, will determine the payment at maturity based on observed final closing prices of the stocks in the basket. The calculation agent can postpone the determination of the basket ending level or the maturity date if a market disruption event occurs and is continuing on the final valuation date.

♦
Potentially Inconsistent Research, Opinions or Recommendations by HSBC - HSBC and its affiliates may publish research, express opinions or provide recommendations that are inconsistent with investing in or holding any offering of the securities. Any such research, opinions or recommendations could affect the value of the basket stocks, and therefore, the market value of the securities.

♦	Credit of Issuer - An investment in the securities is subject to the credit risk of HSBC, and the actual and perceived creditworthiness of HSBC may affect the market value of the securities.

♦	Additional Risks Relating to American Depositary Shares: The following additional risks apply to the American depositary shares included as basket stocks.

-
You will have limited antidilution protection. The calculation agent may adjust the payment at maturity by adjusting the terms of the securities for certain actions taken by the depository for any basket stock consisting of an American depositary share that affect the related basket stock. However, the calculation agent is not required to make an adjustment for actions taken by the depository that can affect the basket stock. If an action is taken by the depository that is perceived by the market to have a diluting or concentrative effect on the basket stock but that does not require the calculation agent to adjust the terms of the securities, you may be materially and adversely affected.

-
Securities linked to the value of foreign equity securities involve additional risks. You should be aware that investments in securities linked to the value of foreign equity securities such as the securities underlying any basket stock consisting of an American depositary share might involve particular risks. Direct or indirect government intervention to stabilize the foreign securities markets may affect trading prices and volumes in those markets where the securities underlying any basket stock consisting of an American depositary share trade. In addition other special risks associated with investment in emerging markets may include, but are not necessarily limited to: difficulties in enforcing contracts; less liquidity and smaller market capitalizations; lesser regulation of securities markets; different accounting and disclosure standards; governmental interference; higher inflation and social, economic and political uncertainties. These risks affect the value of the securities underlying the American depositary share and as such may affect the trading value of such basket stock and, thus, the return on the securities.

-
You are subject to the risk of fluctuating foreign exchange rates. Each basket stock consisting of an American depositary share is quoted and traded in U.S. Dollars and may trade at different prices from the securities underlying the related basket stock, which are quoted and traded in their local currency. Fluctuations in the exchange rate between the local currency of the securities underlying each basket stock consisting of an American depositary share and the U.S. Dollar may affect the U.S. Dollar equivalent of the local currency price of the securities underlying each such basket stock on the foreign stock exchange(s) where those securities trade. These fluctuations may affect the market prices of the basket stocks consisting of American depositary shares and the value of the basket and, consequently, the value of the securities.

♦
Uncertain Tax Treatment: There is no direct legal authority as to the proper tax treatment of the securities, and therefore significant aspects of the tax treatment of the securities are uncertain, as to both the timing and character of any inclusion in income in respect of the securities. Under one approach, the securities should be treated as pre-paid forward or other executory contracts with respect to the basket stocks. We intend to treat the securities consistent with this approach and pursuant to the terms of the securities, you agree to treat the securities under this approach for all U.S. federal income tax purposes. See “Certain U.S. Federal Income Tax Considerations — Certain Equity-Linked Notes — Certain Notes Treated as Forward Contracts” in the prospectus supplement for certain U.S. federal income tax considerations applicable to securities that are treated as pre-paid cash-settled forward or other executory contracts. Certain of the issuers of the basket stocks could be treated as "passive foreign investment companies" ("PFICs") for U.S. federal income tax purposes, in which case the "constructive ownership" rules of section 1260 of the Code could cause a portion of any long-term capital gain that is recognized on sale, exchange, maturity, or other taxable disposition of the notes to be treated as ordinary income and subject to an interest charge. Because of the uncertainty regarding the tax treatment of the securities, we urge you to consult your tax advisor as to the tax consequences of your investment in a security. For a more complete discussion of the U.S. federal income tax consequences of your investment in a security, please see the discussion under “Certain U.S. Federal Income Tax Considerations.”

♦
The Basket is Highly Concentrated in the Financial Services and Banking Sector. The securities are subject to the downside risk of an investment in the basket, which is highly concentrated in stocks and American depositary shares representing companies in the financial services and banking sector. Events that adversely affect the financial services and banking sectors are likely to have a negative impact on some or all of the basket stocks, and may therefore have a greater adverse affect on the basket return than the return available on an investment in a more diversified portfolio. Furthermore, because the securities are linked to changes in the prices of equity stocks concentrated in the financial services and banking sectors , the basket may be less diversified than funds or portfolios investing in broader markets and, therefore, could experience greater volatility. An investment in the securities may carry risks similar to a concentrated investment in a limited number of industries or sectors.

♦
No Interest or Dividend Payments or Voting Rights: As a holder of the securities, you will not receive interest payments, and you will not have voting rights or rights to receive dividends or other distributions or other rights that holders of the basket stocks would have.

Treatment of Certain Events Relating to the Basket Stocks and the Basket Stock Issuers

Market Disruption Event

If the final valuation date is not a scheduled trading day for a basket stock, then the final closing price for that basket stock will be determined by the calculation agent on the next scheduled trading day. If a market disruption event (as defined below) occurs with respect to a basket stock on the final valuation date, then the final closing price for that basket stock will be determined by the calculation agent on the first succeeding scheduled trading day on which there is no market disruption event. If a market disruption event is occurring and continuing up to the eighth scheduled trading day immediately following the original date that, but for the occurrence of the market disruption event, would have been the final valuation date, then that eighth scheduled trading day shall be the final valuation date. The calculation agent will determine the final closing price of each basket stock still subject to a market disruption event on such eighth scheduled trading date using its estimate of the exchange traded price for the basket stock that would have prevailed but for that market disruption event as of the valuation time on that scheduled trading day. For the avoidance of doubt, if no market disruption event exists with respect to a basket stock on the final valuation date, the determination of such basket stock’s final closing price will be made on the scheduled final valuation date, irrespective of the existence of a market disruption event with respect to one or more of the other basket stocks. If the determination of the final closing price of any basket stock is postponed beyond the scheduled final valuation date, then the maturity date will also be postponed until the third business day following the date on which the last final closing price of a basket stock is determined (which shall be no more than eight scheduled trading days after the scheduled final valuation date), and no interest will be payable because of the postponement.

“Market disruption event” means for purposes hereof:

With respect to a basket stock and any date, the occurrence or existence of any of the following conditions which the calculation agent determines is material: (i) any suspension of or limitation imposed on trading by any relevant exchange or related exchange or otherwise, and whether by reason of movements in price exceeding limits permitted by that relevant exchange or related exchange or otherwise, (a) relating to the basket stock or any corresponding ADS underlying shares (as defined below) or (b) in any futures or options contracts relating to the basket stock or any corresponding ADS underlying shares; or (ii) any event (other than an event described in (iii) below) that disrupts or impairs (as determined by the calculation agent) the ability of market participants in general (a) to effect transactions in, or obtain market values for, the basket stock or any corresponding ADS underlying shares or (b) to effect transactions in, or obtain market values for, any futures or options contracts relating to the basket stock or any corresponding ADS underlying shares; or (iii) the closure on any scheduled trading day of any relevant exchange or related exchange prior to its scheduled closing time unless that earlier closing time is announced by that relevant exchange or related exchange at least one hour prior to the actual closing time for the regular trading session on that relevant exchange or related exchange on that scheduled trading day; or (iv) the relevant exchange or any related exchange for the basket stock or any corresponding ADS underlying shares fails to open for trading during its regular trading session.

“ADS underlying shares” means with respect to a basket stock that is an American depositary share, the common stock of the relevant basket stock issuer underlying that basket stock.

“Relevant exchange” means (i) with respect to a basket stock, the primary exchange for that basket stock and (ii) with respect to ADS underlying shares, the primary exchange for those ADS underlying shares.

“Related exchange” means with respect to a basket stock or ADS underlying shares, the exchanges or quotation systems, if any, on which options or futures contracts on that relevant basket stock or those ADS underlying shares are traded or quoted, and as may be selected from time to time by the calculation agent.

“Scheduled closing time” means, with respect to any exchange and a scheduled trading day, the scheduled weekday closing time of that exchange on that scheduled trading day, without regard to after hours or any other trading outside of the regular trading session hours.

“Scheduled trading day” means with respect a basket stock, any day on which the relevant exchange for that basket stock and each related exchange for that basket stock are scheduled to be open for trading for that basket stock.

Merger Event and Tender Offer

A “merger event” shall mean, in respect of a basket stock, any (i) reclassification or change of the shares of the basket stock or any corresponding ADS underlying shares that results in a transfer of or an irrevocable commitment to transfer all shares of the basket stock or corresponding ADS underlying shares outstanding, (ii) consolidation, amalgamation or merger of the basket stock issuer with or into another entity (other than a consolidation, amalgamation or merger of the basket stock issuer with or into another entity and which does not result in any such reclassification or change of all shares of the basket stock or the corresponding ADS underlying shares outstanding) or (iii) a takeover offer, tender offer, exchange offer, solicitation, proposal or other event by any entity or person to purchase or otherwise obtain 100% of the outstanding shares of the basket stock or corresponding ADS underlying shares that results in a transfer of or an irrevocable commitment to transfer all shares of the basket stock or corresponding ADS underlying shares (other than those shares of the basket stock or corresponding ADS underlying shares owned or controlled by the offeror), or (iv) consolidation, amalgamation, merger or binding share exchange of the basket stock issuer or its subsidiaries with or into another entity in which the basket stock issuer is the continuing entity and which does not result in a reclassification or change of the shares of the basket stock or any corresponding ADS underlying shares outstanding but results in the outstanding shares of the basket stock or any corresponding ADS underlying shares (other than shares of the basket stock or any corresponding ADS underlying shares owned or controlled by that other entity) immediately prior to that event collectively representing less than 50% of the outstanding shares of the basket stock or corresponding ADS underlying shares immediately following that event, in each case if the approval date (as defined below) is on or before the final valuation date.

A “tender offer” shall mean, in respect of the voting shares of a basket stock issuer, any takeover offer, tender offer, exchange offer, solicitation, proposal or other event by any entity or person that results in that entity or person purchasing, or otherwise obtaining or having the right to obtain, by conversion or other means, not less than 10% of the outstanding voting shares of the basket stock issuer as determined by the calculation agent, based upon the making of filings with governmental or self-regulatory agencies or such other information as the calculation agent deems relevant.

If a merger event or a tender offer occurs in respect of a basket stock that is an American depositary share and the basket stock is still publicly quoted, traded or listed on the New York Stock Exchange, the American Stock Exchange, the NASDAQ National Market or their successors in interest, then the calculation agent shall adjust such terms and conditions of the securities as the calculation agent determines appropriate to account for that event.

If a merger event or tender offer occurs in respect of a basket stock that is not an American depositary share and the shares of the basket stock are exchanged for new shares (with no other distributions of property in respect of the shares of the basket stock), and those new shares are publicly quoted, traded or listed on the New York Stock Exchange, the American Stock Exchange, the NASDAQ National Market or their successors in interest, then the basket stock shall be adjusted to comprise the number of new shares to which a holder of one share of the basket stock immediately prior to the occurrence of the merger event or tender offer, as the case may be, would be entitled upon consummation of the merger event or tender offer. The calculation agent shall also adjust such terms and conditions of the securities as the calculation agent determines appropriate to account for that event and such new shares shall be deemed basket stock.

If a merger event or tender offer occurs and any distributions of property (other than the publicly quoted new shares referred to above) are made on the shares of a basket stock, in whole or in part, then the calculation agent shall accelerate the maturity date to the day which is eight business days after the approval date (as defined below). On the maturity date, we shall pay to each holder of a security the payment at maturity, provided that for purposes of that calculation, the final closing price of the relevant basket stock will be deemed to be the value of all consideration received (or that would be received) in respect of that event, and the final valuation date will be deemed to be the approval date. In addition, the calculation agent shall adjust the payment at maturity for the value of the imbedded options that would preserve for a holder of securities the economic equivalent of any remaining payment obligations with respect to the securities hereunder. The “approval date” is the closing date of a merger event, or, in the case of a tender offer, the date on which the person or entity making the tender offer acquires or acquires the right to obtain the relevant percentage of the voting shares of the basket stock issuer, or if that date is not a scheduled trading day, the immediately preceding scheduled trading day.

Notwithstanding these alternative arrangements, a merger event or tender offer may affect the relevant basket stock and the basket in a manner that adversely affects the value of, and trading in, the securities. Similarly, an adjustment or acceleration resulting from a merger event or a tender offer may adversely affect the value of, or the trading in, the securities.

Share Delisting, Nationalization, Insolvency

A share delisting shall be deemed to have occurred if at any time during the period from and including the issue date to and including the final valuation date (i) the shares of a basket stock cease to be listed on the relevant exchange for those shares for any reason and are not immediately re-listed on a successor exchange which is the New York Stock Exchange, the American Stock Exchange, the NASDAQ National Market or a successor in interest (a “successor exchange”), (ii) with respect to a basket stock that is an American depositary share, the ADS underlying shares cease to be listed on the relevant exchange for those shares for any reason and are not immediately re-listed on a comparable exchange or (iii) with respect to a basket stock that is an American depositary share, the deposit agreement (as defined below) is terminated and an analogous arrangement is not created involving the immediate re-listing of the basket stock on a successor exchange. If the basket stock is immediately re-listed on a successor exchange, then the basket stock shall continue to be deemed to be the basket stock.

A nationalization shall be deemed to have occurred if, at any time during the period from and including the issue date to and including the final valuation date, all or substantially all of the assets of a basket stock issuer are nationalized, expropriated, or are otherwise required to be transferred to any governmental agency, authority or entity.

An insolvency shall be deemed to have occurred if, at any time during the period from and including the issue date to and including the final valuation date, by reason of voluntary or involuntary liquidation, bankruptcy or insolvency or any analogous proceeding involving a basket stock issuer (i) any shares of the related basket stock or any corresponding ADS underlying shares are required to be transferred to a trustee, liquidator or other similar official or (ii) holders of any shares of the related basket stock or any corresponding ADS underlying shares become legally prohibited from transferring those shares.

If a nationalization, insolvency or share delisting occurs, the calculation agent shall accelerate the maturity date to the day which is [eight] business days after the announcement date (as defined below). On the accelerated maturity date, the issuer shall pay to each holder of a security the payment at maturity and for the purposes of that calculation, the final closing price of each basket stock will be deemed to be the closing price on the scheduled trading day immediately prior to the announcement date. In addition, the calculation agent shall adjust the payment at maturity for the value of the imbedded options that would preserve for a holder of securities the economic equivalent of any remaining payment obligations with respect to the securities hereunder. The “announcement date” means (i) in the case of a nationalization, the day of the first public announcement by the relevant government authority that all or substantially all of the assets of the basket stock issuer are to be nationalized, expropriated or otherwise transferred to any governmental agency, authority or entity, (ii) in the case of a delisting event, the day of the first public announcement by the relevant exchange that the shares of the basket stock or ADS underlying shares will cease to trade or be publicly quoted on that exchange or the deposit agreement is terminated or (iii) in the case of an insolvency, the day of the first public announcement of the institution of a proceeding or presentation of a petition or passing of a resolution (or other analogous procedure in any jurisdiction) that leads to an insolvency with respect to the basket stock issuer. In the case of an acceleration of the maturity of the securities, interest, if any, will be paid on the securities through and excluding the related date of accelerated payment.

Adjustments

Following the declaration by a basket stock issuer of the terms of any potential adjustment event (as defined below), the calculation agent will determine whether that potential adjustment event has a diluting or concentrative effect on the theoretical value of the related basket stock and, if so, will make such calculations and adjustments to the terms of the security as may be necessary in order to account for the economic effect of such event.

For purposes hereof, “potential adjustment event” means the occurrence of any of the following after the issue date of the securities:

(i) a subdivision, consolidation or reclassification of the shares of the basket stock or any corresponding ADS underlying shares (unless a merger event), or a free distribution or dividend of any shares of the basket stock or any corresponding ADS underlying shares to existing holders by way of bonus, capitalization or similar issue;

(ii) a distribution or dividend to existing holders of shares of the basket stock or any corresponding ADS underlying shares of (A) the basket stock or corresponding ADS underlying shares, or (B) other share capital or securities granting the right to payment of dividends and/or the proceeds of liquidation of the basket stock issuer equally or proportionately with such payments to holders of those shares or (C) other types of securities, rights or warrants or other assets, in any case for payment (cash or other) at less than the prevailing market price as determined by the calculation agent;

(iii) an extraordinary dividend;

(iv) a call by the relevant basket stock issuer in respect of shares of the basket stock or any corresponding ADS underlying shares that are not fully paid;

(v) a repurchase by the basket stock issuer of shares of the basket stock or any corresponding ADS underlying shares whether out of profits or capital and whether the consideration for such repurchase is cash, securities or otherwise;

(vi) with respect to a basket stock that is an American depositary share, the making of any amendment or supplement to the terms of the deposit agreement; or

(vii) any other similar event that may have a diluting or concentrative effect on the theoretical value of the shares of the basket stock or any corresponding ADS underlying shares.

American depositary shares — Deposit Agreements

Any basket stock in the form of an American depositary share is issued pursuant to a deposit agreement, as amended from time to time (the “deposit agreement”). An event that has a diluting or concentrative effect on the corresponding ADS underlying shares may affect the theoretical value of that basket stock unless (and to the extent that) the basket stock issuer or the depository for the basket stock, pursuant to their authority (if any) under the deposit agreement, elect to adjust the number of ADS underlying shares that are represented by each share of the basket stock such that the price and other terms of the basket stock will not be affected by any such event - in which case the calculation agent will make no adjustment. If the basket stock issuer or the depository for the basket stock, in the absence of any of the events described below, elect to adjust the number of ADS underlying shares that are represented by each share of the basket stock, then the calculation agent may make the necessary antidilution adjustments. The depository of the basket stock may also have the ability pursuant to the deposit agreement to make adjustments in respect of the basket stock for share distributions, rights distributions, cash distributions and distributions other than shares, rights and cash. Upon any such adjustment by the depository, the calculation agent may adjust such terms and conditions of the securities as the calculation agent determines appropriate to account for that event.

Hypothetical Historical Basket Performance

The graph below illustrates the hypothetical historical performance of the basket from November 1, 2001 to September 10, 2007, as if the basket starting level was 100 on September 10, 2007. Hypothetical historical levels of the basket should not be taken as an indication of future performance.

Basket Information

We have derived all information relating to the basket stocks from publicly available sources. Companies with securities registered under the Exchange Act are required to file periodically certain financial and other information specified by the SEC. Information provided to or filed with the SEC electronically can be accessed through a website maintained by the SEC. The address of the SEC’s website is http://www.sec.gov. Information provided to or filed with the SEC pursuant to the Exchange Act by a company issuing a basket stock can be located by reference to the SEC file number specified in the description of each basket stock below. We make no representation that these publicly available documents are accurate or complete. For more information, we urge you to read the section “Information Regarding the Reference Asset and the Reference Asset Issuer” in the product supplement.

Historical Performance of the Basket stocks

The description below of each basket stock includes a table that sets forth the quarterly high and low intraday prices, as well as end-of-quarter closing prices, of the respective basket stock for each quarter in the period from January 1, 2004 through June 30, 2007 and for the period from July 2, 2007 through September 10, 2007. We obtained the data in these tables from Bloomberg Financial Service, without independent verification by us. Historical prices of each basket stock should not be taken as an indication of future performance of such basket stock.

Description of BANK OF AMERICA CORPORATION

According to publicly available information, Bank of America Corporation (“BofA”),a financial holding company, provides banking and nonbanking financial services in the United States and internationally. BofA operates through three segments: Global Consumer and Small Business Banking, Global Corporate and Investment Banking, and Global Wealth and Investment Management. The Global Consumer and Small Business Banking segment offers savings accounts, money market savings accounts, certificate of deposits, individual retirement accounts, and regular and interest-checking accounts; consumer cards, business cards, debit cards, international cards, and merchant services; mortgage products for home purchase and refinancing needs; insurance services; and lines of credit and home equity loans. The Global Corporate and Investment Banking segment provides commercial and corporate bank loans, indirect consumer loans, commitment facilities, real estate lending products, and leasing and asset-based lending products for banking clients, middle market commercial clients, multinational corporate clients, public and private developers, homebuilders, and commercial real estate firms; advisory services, financing, and related products for institutional investor clients in support of their investing and trading activities; debt and equity underwriting, merger-related advisory services, and risk management solutions; and treasury management, trade finance, foreign exchange, short-term credit facilities, and short-term investing options for correspondent banks, commercial real estate firms, and governments. The Global Wealth and Investment Management segment offers wealth management and retail brokerage services, as well as asset management services, including mutual funds, liquidity strategies, and separate accounts. On April 23, 2007, BofA announced it signed a Purchase and Sale Agreement (the “Purchase Agreement”) dated as of April 22, 2007 with ABN AMRO Bank N.V. to purchase ABN AMRO North America Holding Company, the holding company for LaSalle Bank Corporation, including its subsidiaries LaSalle Bank N.A. and LaSalle Bank Midwest N.A. The Purchase Agreement has been approved by the board of directors of BofA and the supervisory board of ABN AMRO Holdings N.V. Closing is expected late in the fourth quarter of 2007.

BofA’s SEC file number is 001-06523.

Historical Performance of BofA

Quarter Ending	Quarter High	Quarter Low	Quarter Close
March 31, 2004	41.50	38.81	40.49
June 30, 2004	42.83	38.52	42.31
September 30, 2004	44.99	41.77	43.33
December 31, 2004	47.47	42.94	46.99
March 31, 2005	47.20	43.43	44.10
June 30, 2005	47.42	43.47	45.61
September 30, 2005	46.05	41.14	42.10
December 30, 2005	47.25	41.38	46.15
March 31, 2006	47.20	42.98	45.54
June 30, 2006	50.50	45.26	48.10
September 29, 2006	54.00	47.59	53.57
December 31, 2006	55.08	51.32	53.39
March 30, 2007	54.21	48.36	51.02
June 29, 2007	52.20	48.55	48.89
July 2, 2007 through September 10, 2007	52.77	46.52	48.96

Description of THE BANK OF NEW YORK MELLON CORPORATION

According to publicly available information, The Bank of New York Mellon Corporation (“Mellon”) provides financial services for institutions, corporations, and high-net-worth individuals worldwide. Mellon offers various asset management services to corporations, governments, unions, foundations, endowments, and mutual funds, as well as provides asset servicing products, such as accounting; custody; hedge fund administration; outsourcing; performance measurement and analytics; planning; securities clearance and collateral management; securities lending; and technology solutions. Mellon also offers wealth management products, including investment management, wealth and estate planning, private banking and finance, and global custody and information management. In addition, Mellon provides issuer services, such as global corporate trust services, depositary receipt services, and shareowner services; and treasury services, including capital markets, liquidity services, global markets, working capital solutions, and international payment and trade finance services.

Mellon’s SEC file number is 000-52710.

Historical Performance of Mellon

Quarter Ending	Quarter High	Quarter Low	Quarter Close
March 31, 2004	36.94	32.06	33.39
June 30, 2004	35.21	30.14	31.25
September 30, 2004	32.28	28.88	30.92
December 31, 2004	36.14	30.85	35.43
March 31, 2005	35.71	30.25	30.79
June 30, 2005	31.48	28.55	30.51
September 30, 2005	33.53	30.00	31.17
December 30, 2005	35.30	30.38	33.76
March 31, 2006	38.37	32.94	38.20
June 30, 2006	39.07	32.66	34.13
September 29, 2006	38.06	33.18	37.38
December 31, 2006	42.51	35.26	41.73
March 30, 2007	46.07	39.83	42.98
June 29, 2007	45.46	40.78	43.93
July 2, 2007 through September 10, 2007	46.92	38.31	39.52

Description of BB&T CORPORATION

According to publicly available information, BB&T Corporation (“BB&T”) operates as a holding company for Branch Banking and Trust Company that provides commercial banking and trust services for small and mid-size businesses, public agencies, local governments, and individuals in the United States. BB&T accepts various deposit products, including non-interest-bearing and interest-bearing checking accounts, savings accounts, money rate savings accounts, investor deposit accounts, certificates of deposit, time deposits, and individual retirement accounts. BB&T 's loan portfolio includes commercial loans, financial and agricultural loans, real estate construction and land development loans, real estate mortgage loans, small business loans, home equity loans and lines of credit, and installment loans. BB&T, through its other subsidiaries, offers sales finance, equipment finance and leasing, home and commercial mortgage lending, asset management, retail and wholesale agency insurance, institutional trust services, investment banking and brokerage, wealth management/private banking, consumer and corporate finance, capital markets services, treasury services, venture capital, bankcard and merchant services, insurance premium finance, and payroll processing services, as well as retail gift certificates and gift cards.

BB&T’s SEC file number is 001-10853.

Historical Performance of BB&T

Quarter Ending	Quarter High	Quarter Low	Quarter Close
March 31, 2004	38.79	34.53	35.30
June 30, 2004	37.90	33.28	36.97
September 30, 2004	40.46	36.39	39.69
December 31, 2004	43.25	38.67	42.05
March 31, 2005	42.24	37.69	39.08
June 30, 2005	40.95	37.04	39.97
September 30, 2005	43.00	38.56	39.05
December 30, 2005	43.92	37.39	41.91
March 31, 2006	42.85	38.24	39.20
June 30, 2006	43.45	39.09	41.59
September 29, 2006	44.54	39.87	43.78
December 31, 2006	44.74	42.48	43.93
March 30, 2007	44.30	39.54	41.02
June 29, 2007	43.02	39.13	40.68
July 2, 2007 through September 10, 2007	41.80	36.95	39.18

Description of SunTrust Banks, Inc.

According to publicly available information, SunTrust Banks, Inc. (“SunTrust”) operates as the holding company for SunTrust Bank (“SunTrust Bank”), which provides a range of financial services to consumer and corporate customers in the United States. SunTrust Bank offers various deposit products, including NOW accounts, money market accounts, savings accounts, consumer time, and other accounts; and loans, including real estate 1-4 family loans, real estate construction loans, real estate commercial loans, and real estate home equity lines. SunTrust Bank also provides commercial lending; financial risk management; and treasury and payment solutions, including commercial card services for diversified commercial, commercial real estate, and government/not-for-profit entities. In addition, SunTrust Bank offers investment banking products and services, including mergers and acquisitions advice, capital raising in debt and equity markets, financial risk management, asset securitization, and market making in cash securities and derivative instruments. SunTrust's other subsidiaries provides residential mortgage products through retail, broker, and correspondent channels; and investment securities portfolio, long-term debt, capital, derivative instruments, short-term liquidity and funding activities, and balance sheet risk management services. SunTrust also offers wealth management products and professional services to both individual and institutional clients; credit-related insurance; securities brokerage, and capital market services. Additionally, SunTrust provides Internet, personal computer, and telephone banking services.

SunTrust’s SEC file number is 001-08918.

Historical Performance of SunTrust

Quarter Ending	Quarter High	Quarter Low	Quarter Close
March 31, 2004	76.65	68.04	69.71
June 30, 2004	71.07	61.28	64.99
September 30, 2004	70.69	63.50	70.41
December 31, 2004	74.37	67.03	73.88
March 31, 2005	74.18	69.01	72.07
June 30, 2005	75.00	69.60	72.24
September 30, 2005	75.77	68.85	69.45
December 30, 2005	75.46	65.32	72.76
March 31, 2006	76.75	69.68	72.76
June 30, 2006	78.33	72.56	76.26
September 29, 2006	81.59	75.11	77.28
December 31, 2006	85.64	76.76	84.45
March 30, 2007	87.43	80.76	83.04
June 29, 2007	91.29	78.18	85.74
July 2, 2007 through September 10, 2007	90.47	74.54	75.68

Description of TCF Financial Corporation

According to publicly available information, TCF Financial Corporation (“TCF”) operates as the holding company for TCF Bank, which offers various banking services in the United States. TCF Bank accepts various deposit products including consumer, small business, and commercial demand deposit accounts; interest-bearing checking accounts; money market accounts; regular savings accounts; certificates of deposit; and retirement savings plans. TCF Bank offers loans for home purchases; debt consolidation; financing of home improvements, automobiles, vacations, and education; and purchasing of equipment primarily for middle-market companies. In addition, the TCF Bank provides leasing and equipment finance, as well as working capital loans and residential mortgage loans.

TCF’s SEC file number is 001-10253.

Historical Performance of TCF

Quarter Ending	Quarter High	Quarter Low	Quarter Close
March 31, 2004	26.37	23.92	25.54
June 30, 2004	29.03	24.35	29.03
September 30, 2004	32.62	28.01	30.29
December 31, 2004	32.36	29.46	32.14
March 31, 2005	32.02	26.42	27.15
June 30, 2005	28.56	24.55	25.88
September 30, 2005	28.82	25.81	26.75
December 30, 2005	28.77	25.02	27.14
March 31, 2006	28.41	24.23	25.75
June 30, 2006	27.68	24.91	26.45
September 29, 2006	27.86	24.94	26.29
December 31, 2006	27.89	25.16	27.42
March 30, 2007	27.91	24.93	26.36
June 29, 2007	28.98	25.39	27.80
July 2, 2007 through September 10, 2007	28.24	22.69	24.10

Description of ZIONS BANCORPORATION

According to publicly available information, Zions Bancorporation (“Zion”) operates as a multi-bank holding company that provides a range of banking and related services in the United States. Zion offers various commercial and retail banking, and mortgage lending products and services. Zion provides a range of personal banking services, including home mortgages, bankcard, student and other installment loans, home equity lines of credit, checking accounts, savings accounts, time certificates of various types and maturities, trust services, safe deposit facilities, direct deposit, and 24-hour ATM access primarily to individuals. Zion also offers fixed income trading, correspondent banking, public finance and trust, investment advisory, liquidity, and hedging services; wealth management services; capital markets, public finance, and financial technologies; and small business administration (SBA) lending services, which include SBA 7(a) loans to small businesses and SBA 504 financing; secondary market agricultural real estate mortgage loans; and municipal finance advisory and underwriting services. Zion controls four venture capital funds that provide early-stage capital primarily for start-up companies; and provides check imaging and clearing software, and Web based medical claims tracking and cash management services. In addition, Zion offers construction and commercial real estate financing; commercial, real estate, and consumer lending; depository services; international banking; cash management; and community development services.

Zion’s SEC file number is 001-12307.

Historical Performance of Zion

Quarter Ending	Quarter High	Quarter Low	Quarter Close
March 31, 2004	61.72	55.94	57.20
June 30, 2004	62.04	54.09	61.45
September 30, 2004	64.38	58.41	61.04
December 31, 2004	69.29	59.54	68.03
March 31, 2005	70.45	63.33	69.02
June 30, 2005	75.17	66.25	73.53
September 30, 2005	74.00	68.46	71.21
December 30, 2005	77.67	66.68	75.56
March 31, 2006	85.25	75.13	82.73
June 30, 2006	84.18	76.28	77.94
September 29, 2006	84.09	75.25	79.81
December 31, 2006	83.15	77.37	82.44
March 30, 2007	88.56	81.18	84.52
June 29, 2007	86.00	76.60	76.91
July 2, 2007 through September 10, 2007	81.43	67.88	68.64

Description of Kookmin Bank-ADS

According to publicly available information, Kookmin Bank (“Kookmin”), together with its subsidiaries, provides commercial banking services to individuals, and small and medium sized enterprises in South Korea. Kookmin primarily engages in generating deposits and originating loans. Kookmin's deposit products include demand deposits, time deposits, savings deposits, and negotiable certificates of deposit. Kookmin’s lending portfolio comprises impaired and nonimpaired corporate loans, consumer loans, and credit card loans. Kookmin's activities also include dealing with and brokerage services for futures transactions; development, management, and brokerage with regard to real estate and trust; the provision of security investment trust and investment consulting services; and the provision of credit checking services and insurance services, as well as engages in foreign exchange operations and house construction. In addition, Kookmin invests in venture business and provides software services. The basket includes American depositary shares of Kookmin rather than its underlying stock.

Kookmin’s SEC file number is 001-15258.

Historical Performance of Kookmin

Quarter Ending	Quarter High	Quarter Low	Quarter Close
March 31, 2004	44.20	37.40	40.46
June 30, 2004	42.95	28.25	31.38
September 30, 2004	35.95	27.10	31.84
December 31, 2004	39.10	31.00	39.08
March 31, 2005	49.10	37.64	44.65
June 30, 2005	47.90	41.50	45.58
September 30, 2005	62.44	45.12	59.25
December 30, 2005	76.20	53.50	74.71
March 31, 2006	86.10	66.25	85.52
June 30, 2006	98.60	71.61	83.06
September 29, 2006	89.41	74.90	78.03
December 31, 2006	84.50	75.50	80.64
March 30, 2007	96.00	74.41	90.15
June 29, 2007	97.58	87.07	87.72
July 2, 2007 through September 10, 2007	96.28	71.75	78.29

Description of MARSHALL & ILSLEY CORPORATION

According to publicly available information, Marshall & Ilsley Corporation (“M&I”) provides banking and financial products and services primarily in the United States. M&I’s Banking segment accepts deposits, as well as offers loan products that include automobile, student, home equity, personal, residential mortgage, commercial mortgage, and business loans; credit cards; lines of credit and standby letters of credit; automobile, and equipment and machinery leases; mortgage refinancing; and construction financing. M&I also provides working capital loans, retail vehicle lease and installment sale financing, and bank operation support for loan and deposit account processing and maintenance, item processing, and other banking services. M&I's Data Services segment offers banking and payment technologies to financial services firms. M&I provides a customer relationship management solution that offers analytical and decision support capabilities, channel integration, sales and service automation, and consulting services; electronic banking solutions; image-based check and document processing, and distributed image-capture solutions; lending solutions; and risk and compliance software, data, and services. This segment also offers payment solutions; electronic check presentment and exchange; electronic funds transfer; signature and PIN-debit services; debit-, prepaid-, and credit-card account processing; flexible-spending account, health-savings account, and health-reimbursement arrangement medical payment cards; card personalization; balance transfer; automated clearing house; automated teller machine driving; merchant and gateway processing; and transportation payment services. M&I also offers trust services; venture capital, financial advisory, and strategic planning services; disability income insurance products and annuities; and commercial leasing services.

M&I’s SEC file number is 001-15403.

Historical Performance of M&I

Quarter Ending	Quarter High	Quarter Low	Quarter Close
March 31, 2004	40.64	35.68	37.81
June 30, 2004	41.42	36.29	39.09
September 30, 2004	41.31	37.08	40.30
December 31, 2004	44.60	40.25	44.20
March 31, 2005	44.32	40.05	41.75
June 30, 2005	45.25	40.90	44.45
September 30, 2005	47.40	42.65	43.51
December 30, 2005	44.49	40.14	43.04
March 31, 2006	45.50	40.83	43.58
June 30, 2006	46.58	43.28	45.74
September 29, 2006	48.71	44.56	48.18
December 31, 2006	49.10	45.30	48.11
March 30, 2007	49.26	45.35	46.31
June 29, 2007	51.41	45.62	47.63
July 2, 2007 through September 10, 2007	48.37	40.39	42.79

Description of The PNC Financial Services Group, Inc.

According to publicly available information, The PNC Financial Services Group, Inc. (“PNC”) operates as a diversified financial services company in the United States. PNC offers retail banking, corporate and institutional banking, asset management, and global fund processing services. The retail banking provides deposit, lending, brokerage, trust, investment management, and cash management services to consumer and small business customers. The corporate and institutional banking offers lending, treasury management, and capital market products and services to mid-sized corporations, government entities, and large corporations. PNC’s lending products include secured and unsecured loans, letters of credit, and equipment leases; treasury management services comprise cash and investment management, receivables management, disbursement services, funds transfer services, information reporting, and global trade services; and capital markets-related products and services including foreign exchange, derivatives, loan syndications, mergers and acquisitions advisory and related services, securities underwriting, and securities sales and trading. It also provides commercial loan servicing, real estate advisory, and technology solutions for the commercial real estate finance industry. PNC manages assets on behalf of institutions and individuals worldwide through various equity, fixed income, cash management, and alternative investment products; and provides BlackRock Solutions investment system, risk management, and financial advisory services. In addition, PNC offers processing, technology, and business solutions for the investment industry worldwide. On July 19, 2007 PNC announced that it had entered into an Agreement and Plan of Merger, dated July 19, 2007, with Sterling Financial Corporation that provides for Sterling Financial Corporation to be merged with and into PNC.

PNC’s SEC file number is 001-09718.

Historical Performance of PNC

Quarter Ending	Quarter High	Quarter Low	Quarter Close
March 31, 2004	59.18	52.68	55.42
June 30, 2004	56.00	50.70	53.08
September 30, 2004	54.19	48.90	54.10
December 31, 2004	57.64	50.70	57.44
March 31, 2005	57.57	50.30	51.48
June 30, 2005	55.90	49.36	54.46
September 30, 2005	58.95	53.80	58.02
December 30, 2005	65.66	54.73	61.83
March 31, 2006	71.42	61.80	67.31
June 30, 2006	72.00	65.30	70.17
September 29, 2006	73.55	68.10	72.44
December 31, 2006	75.15	67.61	74.04
March 30, 2007	76.41	68.60	71.97
June 29, 2007	76.15	70.57	71.58
July 2, 2007 through September 10, 2007	74.46	64.00	68.06

Description of REGIONS FINANCIAL CORPORATION

According to publicly available information, Regions Financial Corporation (“Regions”), through its subsidiaries, offers various banking and financial services in the United States. Regions provides a range of commercial banking services. Regions also offers various brokerage and investment banking products and services, such as securities brokerage, asset management, financial planning, mutual funds, securities underwriting, sales and trading, and investment banking, as well as provides financial advisory services. In addition, Regions originates and services mortgage loans for long-term investors. Further, Regions provides various lines of personal and commercial insurance, including property, casualty, life, health, and accident; and offers credit-related insurance products, such as title, term life, credit life, debt cancellation, environmental, crop, and mortgage insurance, as well as acts as an insurance agent or broker. Regions also acts as a re-insurer of credit life insurance, and accident and health insurance; and factors commercial accounts receivable, and performs billing and collection services for clients in the trucking and automotive service industry, as well as offers equipment financing products.

Regions’s SEC file number is 000-50831.

Historical Performance of Regions

Quarter Ending	Quarter High	Quarter Low	Quarter Close
March 31, 2004	33.94	28.71	29.58
June 30, 2004	31.15	27.26	29.60
September 30, 2004	33.57	29.40	33.06
December 31, 2004	35.97	32.95	35.59
March 31, 2005	35.52	31.66	32.40
June 30, 2005	34.50	31.30	33.88
September 30, 2005	35.54	30.44	31.12
December 30, 2005	35.01	29.16	34.16
March 31, 2006	36.32	32.89	35.17
June 30, 2006	36.66	32.66	33.12
September 29, 2006	37.36	32.37	36.79
December 31, 2006	39.09	36.25	37.40
March 30, 2007	38.17	33.84	35.37
June 29, 2007	36.66	32.87	33.10
July 2, 2007 through September 10, 2007	34.44	28.90	30.26

Description of FIFTH THIRD BANCORP

According to publicly available information, Fifth Third Bancorp (“FTB”), through its subsidiaries, operates as a diversified financial services company. FTB’s Commercial Banking segment provides traditional lending and depository products and services; and offers a range of other services, including cash management, foreign exchange and international trade finance, derivatives and capital markets, asset-based lending, real estate finance, public finance, commercial leasing, and syndicated finance for large and middle-market businesses, governments, and professional customers. FTB's Branch Banking segment offers a suite of deposit, loan, and lease products to individuals and small businesses. This segment's products and services consist of depository and loan products, such as checking and savings accounts, credit cards, and loans for automobile and other personal financing needs. The Consumer Lending segment involves in mortgage and home equity lending activities, such as the origination, retention, and servicing of mortgage and home equity loans; and other indirect lending activities, which comprise the provision of loans to consumers through mortgage brokers, auto dealers, and federal and private student education loans. FTB’s Investment Advisors segment provides various investment alternatives, including investments, trust, asset management, retail brokerage, retirement plans, and custody services for individuals, companies, and not-for-profit organizations. FTB’s Processing Solutions segment provides electronic funds transfer, debit, credit, and merchant transaction processing services, as well as offers other data processing services to affiliated and unaffiliated customers. On August 16, 2007, FTB and First Charter Corporation announced that they entered into an Agreement and Plan of Merger pursuant to which First Charter Corporation will merge with and into FTB

FTB’s SEC file number is 000-08076.

Historical Performance of FTB

Quarter Ending	Quarter High	Quarter Low	Quarter Close
March 31, 2004	60.00	53.27	55.37
June 30, 2004	57.00	51.13	53.78
September 30, 2004	54.07	46.59	49.22
December 31, 2004	52.33	45.33	47.28
March 31, 2005	48.12	42.05	42.98
June 30, 2005	44.67	40.25	41.21
September 30, 2005	43.99	36.38	36.73
December 30, 2005	42.50	35.04	37.72
March 31, 2006	41.43	36.30	39.36
June 30, 2006	41.02	35.86	36.95
September 29, 2006	40.18	35.95	38.08
December 31, 2006	41.56	37.75	40.93
March 30, 2007	41.41	37.93	38.69
June 29, 2007	43.32	37.88	39.77
July 2, 2007 through September 10, 2007	41.17	34.36	35.06

Description of Banco Bradesco S.A. - ADS

According to publicly available information, Banco Bradesco S.A. (“Bradesco”) provides a range of banking and financial products and services in Brazil and internationally to individuals, small to mid-sized companies, and local and international corporations and institutions. Bradesco operates in two segments, Banking; and Insurance, Pension Plans, and Certificated Savings Plans. The Banking segment comprises lending and deposit-taking activities, individual and corporate banking services, credit operations, credit and debit card services, leasing operations, investment banking, international banking, asset management, and consortium services. The Insurance, Pension Plans, and Certificated Savings Plans segment offers various products and services, including life and accident insurance; health insurance; automobile insurance; property and casualty insurance; pension plans, including individual and corporate plans; certified savings plans; and pension investment contracts, such as redeemable life insurance plans, and redeemable private pension plans. The basket includes American depositary shares of Bradesco rather than its underlying stock.

Bradesco’s SEC file number is 001-15250.

Historical Performance of Bradesco

Quarter Ending	Quarter High	Quarter Low	Quarter Close
March 31, 2004	4.65	3.75	4.01
June 30, 2004	4.18	2.92	3.83
September 30, 2004	4.39	3.58	4.39
December 31, 2004	6.34	4.41	6.27
March 31, 2005	8.41	5.47	7.25
June 30, 2005	9.12	7.13	8.85
September 30, 2005	12.32	7.97	12.23
December 30, 2005	17.70	11.53	14.58
March 31, 2006	21.90	14.69	17.96
June 30, 2006	20.11	12.35	15.55
September 29, 2006	17.37	13.95	16.68
December 31, 2006	20.31	16.37	20.18
March 30, 2007	21.23	17.20	20.22
June 29, 2007	26.50	19.71	24.11
July 2, 2007 through September 10, 2007	29.22	19.93	23.56

Description of MITSUBISHI UFJ FINANCIAL GROUP, INC. - ADS

According to publicly available information, Mitsubishi UFJ Financial Group, Inc. (“MUFJ”) is a Japan-based holding company mainly engaged in the banking business. MUFJ is also involved in trust and banking business, security business, credit card business, leasing business and other businesses. Headquartered in Tokyo, MUFJ has 253 subsidiaries and 50 associated companies. The basket includes American depositary shares of MUFJ rather than its underlying stock.

MUFJ’s SEC file number is 001-10277.

Historical Performance of MUFJ

Quarter Ending	Quarter High	Quarter Low	Quarter Close
March 31, 2004	10.11	7.34	9.93
June 30, 2004	10.40	7.12	9.37
September 30, 2004	10.40	8.11	8.34
December 31, 2004	10.24	8.02	10.22
March 31, 2005	10.26	8.61	8.65
June 30, 2005	8.88	8.16	8.48
September 30, 2005	13.05	7.95	13.03
December 30, 2005	14.48	11.67	13.69
March 31, 2006	15.54	12.80	15.21
June 30, 2006	16.75	12.15	13.95
September 29, 2006	14.37	12.17	12.81
December 31, 2006	13.24	11.73	12.45
March 30, 2007	12.85	11.01	11.26
June 29, 2007	11.72	10.41	11.02
July 2, 2007 through September 10, 2007	11.48	8.96	9.01

Certain ERISA Considerations

Section 4975 of the Internal Revenue Code of 1986, as amended, or the Code, prohibits the borrowing of money, the sale of property and certain other transactions involving the assets of plans that are qualified under the Code, which we refer to as “Qualified Plans,” or individual retirement accounts, or IRAs, and persons who have certain specified relationships to them. Section 406 of the Employee Retirement Income Security Act of 1974, as amended, which we refer to as ERISA, prohibits similar transactions involving employee benefit plans that are subject to ERISA, which we refer to as ERISA Plans. Qualified Plans, IRAs and ERISA Plans are referred to as “Plans.”

Persons who have such specified relationships are referred to as “parties in interest” under ERISA and as “disqualified persons” under the Code. “Parties in interest” and “disqualified persons” encompass a wide range of persons, including any fiduciary (for example, an investment manager, trustee or custodian), any person providing services (for example, a broker), the Plan sponsor, an employee organization any of whose members are covered by the Plan, and certain persons related to or affiliated with any of the foregoing.

The purchase and/or holding of the securities by a Plan with respect to which the issuer is a fiduciary and/or a service provider (or otherwise is a “party in interest” or “disqualified person”) would constitute or result in a prohibited transaction under Section 406 of ERISA or Section 4975 of the Code, unless such securities are acquired or held pursuant to and in accordance with an applicable statutory or administrative exemption. The issuer and several of its subsidiaries are each considered a “disqualified person” under the Code or “party in interest” under ERISA with respect to many Plans, although the issuer is not a “disqualified person” with respect to an IRA simply because the IRA is established with HSBC Securities (USA) Inc. (“HSI”) or because HSI provides brokerage to the IRA, and the issuer cannot be a “party in interest” to any IRA other than certain employer-sponsored IRAs as only employer-sponsored IRAs are covered by ERISA.

Applicable exemptions may include certain prohibited transaction class exemptions (for example, Prohibited Transaction Class Exemption (“PTCE”) 84-14 relating to qualified professional asset managers, PTCE 96-23 relating to certain in-house asset managers, PTCE 91-38 relating to bank collective investment funds, PTCE 90-1 relating to insurance company separate accounts and PTCE 95-60 relating to insurance company general accounts. A fiduciary of a Plan purchasing the securities, or in the case of certain IRAs, the grantor or other person directing the purchase of the securities for the IRA, shall be deemed to represent that its purchase, holding, and disposition of the securities will not constitute a prohibited transaction under ERISA or Section 4975 of the Code for which an exemption is not available.

A fiduciary who causes an ERISA Plan to engage in a non-exempt prohibited transaction may be subject to civil liability or civil penalties under ERISA. Code Section 4975 generally imposes an excise tax on disqualified persons who engage, directly or indirectly, in similar types of transactions with the assets of Plans subject to Section 4975.

In accordance with ERISA’s general fiduciary requirement, a fiduciary with respect to any ERISA Plan who is considering the purchase of the securities on behalf of such plan should determine whether such purchase is permitted under the governing plan document and is prudent and appropriate for the ERISA Plan in view of its overall investment policy and the composition and diversification of its portfolio. Plans established with, or for which services are provided by, the issuer or its affiliates should consult with counsel prior to making any such acquisition.

Certain employee benefit plans, such as governmental plans (as defined in Section 3(32) of ERISA), and, if no election has been made under Section 410(d) of the Code, church plans (as defined in Section 3(33) of ERISA), are not subject to Section 406 of ERISA or Section 4975 of the Code. However, such plans may be subject to the provisions of applicable federal, state or local law (“Similar Law”) materially similar to the foregoing provisions of ERISA or the Code. Fiduciaries of such plans should consider applicable Similar Law when investing in the securities. Each fiduciary of such a plan will be deemed to represent that the plan’s acquisition and holding of the securities will not result in a non-exempt violation of applicable Similar Law.

The sale of securities to a Plan or a Similar Plan is in no respect a representation by the issuer or any of its affiliates that such an investment meets all relevant legal requirements with respect to investments by Plans or Similar Plans generally or any particular Plan or Similar Plan, or that such an investment is appropriate for a Plan or Similar Plan generally or any particular Plan or Similar Plan.

Events of Default and Acceleration

If the calculation agent determines that the securities have become immediately due and payable following an event of default (as defined in the prospectus) with respect to the securities, the calculation agent will determine the accelerated the payment at maturity due and payable in the same general manner as described in “Payment at Maturity” in this pricing supplement. In that case, the scheduled trading day preceding the date of acceleration will be used as the final valuation date for purposes of determining the accelerated basket return. If a market disruption event exists with respect to a basket stock on that scheduled trading day, then the accelerated final valuation date for that basket stock will be postponed for up to eight scheduled trading days (in the same general manner used for postponing the originally scheduled final valuation date). The accelerated maturity date will be the third business day following the accelerated final valuation date.

If the securities have become immediately due and payable following an event of default, you will not be entitled to any additional payments with respect to the securities. For more information, see “Description of Debt Securities — Events of Default” and “— Events of Default; Defaults” in the prospectus.

Supplemental Plan of Distribution

We will agree to sell to UBS Financial Services Inc. (the “Agent”), and the Agent has agreed to purchase, all of the securities at the price indicated on the cover of this pricing supplement, which will be filed pursuant to Rule 424(b) containing the final pricing terms of the securities. We have agreed to indemnify the Agent against liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments that the Agent may be required to make relating to these liabilities as described in the accompanying prospectus supplement and the prospectus. UBS Financial Services Inc. may allow a concession not in excess of the underwriting discount to its affiliates.

Subject to regulatory constraints, HSBC USA Inc. (or an affiliate thereof) intends to offer to purchase the securities in the secondary market, but is not required to do so. We or our affiliate will enter into swap agreements or related hedge transactions with one of our other affiliates or unaffiliated counterparties in connection with the sale of the securities and the Agents and/or an affiliate may earn additional income as a result of payments pursuant to the swap or related hedge transactions.